Diversified Private Equity Corp.

2008 Equity Incentive Plan

1.	Purpose

The purpose of the Diversified Private Equity Corp. 2008 Equity Incentive Plan (the “Plan”) is to promote the long-term retention of key employees of Diversified Private Equity Corp. and its current and future subsidiaries (collectively, the “Company”) and other persons or entities who are in a position to make significant contributions to the success of the Company, to further reward these employees and other persons or entities for their contributions to the Company’s success, to provide additional incentive to these employees and other persons or entities to continue to make similar contributions in the future, and to further align the interests of these employees and other persons or entities with those of the Company’s stockholders. These purposes will be achieved by granting to such employees and other persons and entities, in accordance with the provisions of this Plan, Options, Restricted Stock or Unrestricted Stock Awards or Performance Awards, for shares of the Company’s common stock, $.01 par value per share (“Common Stock”), or Loans or Supplemental Grants, or combinations thereof (“Awards”).

2.	Aggregate Number of Shares

2.1           The aggregate number of shares of Common Stock for which Awards may be granted under the Plan will be 12,000,000 shares. Notwithstanding the foregoing, if there is any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, exchange of securities, recapitalization or other event which the Board of Directors (the “Board”) of the Company deems, in its sole discretion, to constitute a similar type event, the aggregate number and/or kind of shares for which Awards may be granted under the Plan shall be appropriately adjusted in a manner determined by the Board and consistent with any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations promulgated thereunder. No fractional shares of Common Stock will be delivered under the Plan.

2.2           Treasury shares, reacquired shares and unissued shares of Common Stock may be used for purposes of the Plan, at the Company’s sole discretion.

2.3           Shares of Common Stock that were issuable pursuant to an Award that has terminated but with respect to which such Award had not been exercised, shares of Common Stock that are issued pursuant to an Award but that are subsequently forfeited, and shares of Common Stock that were issuable pursuant to an Award that was payable in Common Stock or cash but that was satisfied in cash, shall be available for future Awards under the Plan.

3.	Eligible Employees and Participants

3.1           All current and future key employees of the Company, including officers and directors who are employed by the Company (“Employees”), and all other persons or entities, including directors of the Company who are not Employees, consultants and/or members of advisory boards, and/or other parties who in the opinion of the Board are in a position to make a significant contribution to the success of the Company, shall be eligible to receive Awards under the Plan (a “Participant”). No eligible Participant shall have any right to receive an Award except as expressly provided in the Plan.

3.2           The Participants who shall receive Awards under the Plan shall be determined by the Board in its sole discretion. In making such determinations, the Board shall consider the positions and responsibilities of eligible Participants, their past performance and contributions to the Company’s growth and expansion, the value of their services to the Company, the difficulty of finding qualified replacements, and such other factors as the Board deems pertinent in its sole discretion.

4.	Administration

4.1           The Plan shall be administered by the Board, unless the Board determines to delegate such administration to a compensation committee of the Board. In addition to its other authority to determine, in its sole discretion, the Participants who shall be eligible to receive Awards, the Board or the Committee shall determine the Participants who shall receive Awards, the size of each Award including the number of shares of Common Stock subject to the Award, the type or types of each Award, the date on which each Award shall be granted, the terms and conditions of each Award including any applicable vesting schedule, whether to waive compliance by a Participant with any obligations to be performed by the Participant under an Award or waive any term or condition of an Award, whether to amend or cancel an existing Award in whole or part (except that the Board may not, without the consent of the holder of an Award or unless specifically authorized by the terms of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder), and the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants.

4.2           The Board may adopt such rules for the administration of the Plan as it deems necessary or advisable, in its sole discretion. For all purposes of the Plan, a majority of the members of the Board shall constitute a quorum, and the vote of a majority of the directors present where there shall be a quorum or the written consent of a majority of the members of the Board on a particular matter shall constitute the act of the Board on that matter. The Board shall have the exclusive right to construe the Plan and any Award, to settle all controversies regarding the Plan or any Award, to correct defects and omissions in the Plan and in any Award, and to take such further actions as the Board deems necessary or advisable, in its sole discretion, to carry out the purpose and intent of the Plan. Such actions shall be final, binding and conclusive upon all parties concerned.

4.3           No member of the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Board, or for any act or omission of any other member of the Board.

4.4           All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Award, or to any Participant or any transferee of shares of Common Stock from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

5.	Types of Awards

5.1	Options.

(a) An Option is an Award entitling the recipient on exercise thereof to purchase Common Stock at a specified exercise price. Both incentive stock options (an “ISO”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and Options that are not incentive stock options (a “non-ISO”), may be granted under the Plan. ISOs shall be awarded only to Employees.

(b) The exercise price of an Option will be determined by the Board subject to the following minimum exercise price: (1) With respect to ISOs, the exercise price for each option granted hereunder shall be not less than 100% (110% in the case of an ISO granted to a ten percent shareholder) of the Fair Market Value (defined herein below) of the stock being optioned at the date of the grant of the option; and (2) with respect to non-ISOs, the exercise price for each option granted hereunder shall be not less than 100% of the Fair Market Value of the stock being optioned at the date of the grant of the option, subject to any minimum required by law or applicable regulation. A “ten-percent shareholder” is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries. In no case may the exercise price paid for Common Stock which is part of an original issue of authorized Common Stock be less than the par value per share of the Common Stock.

(c) The period during which an Option may be exercised will be determined by the Board, except that the period during which an ISO may be exercised will not exceed ten years (five years, in the case of an ISO granted to a ten-percent shareholder) from the day immediately preceding the date the Option was granted.

(d) An Option will become exercisable at such time or times, and on such terms and conditions, as the Board may determine. The Board may at any time accelerate the time at which all or any part of the Option may be exercised. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Board and (2) payment in full in accordance with Section 5.1(e) below for the number of shares for which the Option is exercised.

(e) Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; or (2) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Board at or after grant of the Option), (i) through the delivery of shares of Common Stock which have been outstanding for at least six months (unless the Board expressly approves a shorter period) and which have a Fair Market Value on the last business day preceding the date of exercise equal to the exercise price; or (ii) by delivery of a promissory note of the Option holder to the Company, payable on such terms and conditions as the Board may determine; or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or (iv) by any combination of the permissible forms of payment; provided, that if the Common Stock delivered upon exercise of the Option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Common Stock must be paid other than by the Option holder’s promissory note.

(f) If the market price of shares of Common Stock subject to an Option exceeds the exercise price of the Option at the time of its exercise, the Board may cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the Fair Market Value per share) to the person exercising the Option an amount equal to the difference between the Fair Market Value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Board may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Board.

5.2.	Restricted and Unrestricted Stock.

(a) A Restricted Stock Award entitles the recipient to acquire, for a purchase price not less than the par value, shares of Common Stock subject to the restrictions described in Section 5.2(d) below (“Restricted Stock”).

(b) A Participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the Participant accepts the Award by written instrument delivered or mailed to the Company accompanied by payment in full of the specified purchase price, if any, of the shares covered by the Award. Payment may be by certified or bank check or other instrument acceptable to the Board.

(c) A Participant who receives Restricted Stock shall have all the rights of a stockholder with respect to such stock, including voting and dividend rights, subject to the restrictions described in paragraph (d) below and any other conditions imposed by the Board at the time of grant. Unless the Board otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

(d) Except as otherwise specifically provided by the Plan or the Award, Restricted Stock may not be transferred, sold, assigned, exchanged, pledged, gifted or otherwise disposed of, and if a Participant suffers a Status Change (as defined in Section 6.1 below) for any reason, must be offered to the Company for purchase for the amount of cash paid for the such stock, or forfeited to the Company if no cash was paid. These restrictions will lapse and the shares will become unrestricted (“Unrestricted Stock”) at such time or times, and on such terms and conditions, as the Board may determine. The Board may at any time accelerate the time at which the restrictions on all or any part of the shares will lapse.

(e) The Board shall impose such other conditions and/or restrictions on the Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for the Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

(f) Any Participant making, or required by an Award to make, an election under Section 83(b) of the Code with respect to Restricted Stock shall deliver to the Company, within ten days of the filing of such election with the Internal Revenue Service, a copy of such election.

(g) The Board may, at any time an Award described in this Section 5 is granted, provide that any or all the Common Stock delivered pursuant to the Award will be Restricted Stock.

(h) The Board may, in its sole discretion, approve the sale to any Participant of shares of Common Stock free of restrictions under the Plan for a price which is not less than the par value of the Common Stock, provided that the value of such shares on the date of grant, is in lieu of a reasonable amount of cash compensation.

5.3  Performance Awards. A Performance Award entitles the recipient to receive, without payment, an Award or Awards described in this Section 5 following the attainment of such performance goals, during such measurement period or periods, and on such other terms and conditions, all as the Board may determine. Performance goals may be related to overall corporate performance, operating group or business unit performance, personal performance or such other category of performance as the Board may determine. Financial performance may be measured by revenue, operating income, net income, earnings per share, number of days’ sales outstanding in accounts receivable, productivity, return on equity, common stock price, price-earnings multiple, or such other financial factors as the Board may determine.

5.4	Loans and Supplemental Grants

(a) The Company may make a loan to a Participant (“Loan”), either in connection with the purchase of Common Stock under the Award or the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Board shall have the authority, in its sole discretion, to determine whether to make a Loan, the amount, the terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the terms and conditions, if any, under which the Loan may be forgiven. In no event shall any Loan have a term (including extensions) in excess of ten years.

(b) In connection with any Award, the Board may grant a cash award to the Participant (“Supplemental Grant”) not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant’s income tax liabilities arising from all payments under this Section 5. Any payments under this Section 5.4(b) shall be made at the time the Participant incurs Federal income tax liability with respect to the Award.

6.	Events Affecting Outstanding Awards

6.1        Termination of Service by Death or Disability. If a Participant ceases to be an Employee or if there is a termination of the consulting service or other relationship in respect of which a non-Employee Participant was granted an Award (such termination of employment or other relationship being hereinafter referred to as a “Status Change”) by reason of death or permanent disability (as determined by the Board), the following rules shall apply, unless otherwise determined by the Board:

(a)      All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant’s heirs, executor, administrator or other legal or personal representative, for a period of six months after the Participant’s Status Change. After the expiration of such six month period, all such Options shall terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(b)      All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions.

(c)      Any payment or benefit under a Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the time of such Status Change.

6.2        Termination of Service Other Than by Death or Disability. If a Participant suffers a Status Change other than by reason of death or permanent disability (as determined by the Board), the following rules shall apply, unless otherwise determined by the Board at the time of grant of an Award:

(a)      All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant for a period of one month after the Participant’s Status Change. After the expiration of such one month period, all such Options shall terminate. In no event however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(b)      All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions, unless such Status Change results from a voluntary resignation or termination for Cause (as defined in Section 6.2(d)), in which event all Restricted Stock held by the Participant at the time of the Status change shall be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant).

(c)      Any payment or benefit under a Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the date of such Status Change.

(d)      A termination by the Company of a Participant’s employment with or service to the Company shall be for “Cause” only if the Board determined that the Participant: (1) was guilty of gross negligence or willful misconduct in the performance of his or her duties for the Company; or (2) had failed to perform the requirements of their job position or function in any material respect; or (3) had breached or violated, in a material respect, any agreement between the Participant and the Company or any of the Company’s policy statements regarding conflicts-of-interest, insider trading or confidentiality; or (4) had committed a material act of dishonesty or breach of trust; or (5) had engaged in conduct that was potentially detrimental to the business, reputation, character and standing of the Company; or (6) had committed a felony. Determination of Cause shall be made by the Board in its sole discretion.

(e)      For all purposes of this Section 6.2 and Section 6.3: (1) if a Participant is an Employee of a subsidiary of and such subsidiary ceases to be subsidiary of the Company, then the Participant’s employment with the Company will be deemed to have been terminated by the Company without Cause, unless the Participant is transferred to the Company or another subsidiary of the Company; and (2) the employment with the Company of a Participant will not be deemed to have been terminated if the Participant is transferred from the Company to a subsidiary of the Company, or vice versa, or from one subsidiary of the Company to another.

6.3  Change in Control.

(a) In the event of a Change in Control (as defined in Section 6.3(b)), the following rules will apply, unless otherwise expressly provided by the Board at the time of the grant of an Award or unless determined by the Board in accordance with Section 6.3(c) or (d):

(1) Fifty percent (50%) of each unvested outstanding Option shall automatically become exercisable in full six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent an Option from becoming exercisable sooner as to Common Stock or cash that would otherwise have become available under such Option or Right during such period.

(2) Fifty percent (50%) of each unvested outstanding share of Restricted Stock shall automatically become free of all restrictions and conditions six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent the earlier lapse of any restrictions or conditions on Restricted Stock that would otherwise have lapsed during such period.

(3) Conditions on Performance Awards and Supplemental Grants which relate only to the passage of time and continued employment shall automatically terminate six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent the earlier lapse of any conditions relating to the passage of time and continued employment that would otherwise have lapsed during such period. Performance or other conditions (other than conditions relating only to the passage of time and continued employment) shall continue to apply unless otherwise provided in the instrument evidencing the Awards or in any other agreement between the Participant and the Company or unless otherwise agreed to by the Board.

(b) A “Change in Control” means: (1) the acquisition or receipt, in any manner, by any person (as defined for purposes of the 1934 Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for the purposes of the 1934 Act) of 50% or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company; or (2) a change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board on the Effective Date (as specified in Section 9) cease for any reason to constitute at least a majority of the Board, provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or (3) the sale, exchange or other disposition of all or a significant portion of the Company’s business or assets, or the execution by the Company of a binding agreement providing for such a transaction; or (4) an initial public offering of the Company’s Common Stock wherein a registration statement is filed with, and declared effective by, the Securities Exchange Commission other than on Forms S-4 or S-8 (or successors thereto), upon the consummation of which the stock so registered is listed on a United States securities exchange or included in the NASDAQ stock market system, or any other transaction following which the Company becomes a reporting company under the Securities Act of 1934, as amended, with regard to its shares of common stock.

(c) The Board shall have discretion, on a case by case basis, to increase the percentage of unvested outstanding Options or Restricted Stock that shall vest under Sections 6.3(a)(1) or (2) upon a Change in Control.

(d) The vesting schedule set forth in Section 6.3(a) shall not apply if provision is made in writing in connection with a Change in Control for the assumption of outstanding Awards or the substitution for such Awards of new awards covering the securities of a successor entity or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and, if applicable, exercise prices, in which event such outstanding Awards shall continue or be replaced, as the case may be, in the manner and under the terms so provided.

7   Grant and Acceptance of Awards

7.1        Board’s approval of a grant of an Award under the Plan, including the names of Participants and the size of the Award, including the number of shares of Common Stock subject to the Award, shall be reflected in minutes of meetings held by the Board or in written consents signed by members of the Board. Once approved by the Board, each Award shall be evidenced by such written instrument, containing such terms as are required by the Plan and such other terms, consistent with the provisions of the Plan, as may be approved from time to time by the Board.

7.2        Each instrument may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which shall evidence agreement to the terms thereof.

7.3        Except as specifically provided by the Plan or the instrument evidencing an Award, a Participant shall not become a stockholder of the Company until (a) the Participant makes any required payments in respect of the Common Stock issued or issuable pursuant to the Award; (b) the Participant furnishes the Company with any required agreements, certificates, letters or other instruments; and (c) the Participant actually receives the shares of Common Stock. Subject to any terms and conditions imposed by the Plan or the instrument evidencing an Award, upon the occurrence of all of the conditions set forth in the immediately preceding sentence, a Participant shall have all rights of a stockholder with respect to shares of Common Stock, including, but not limited to, the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

7.4        Notwithstanding any other provision of the Plan, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares of Common Stock previously delivered under the Plan (a) until all conditions to the Award have been satisfied or removed; (b) until, in the opinion of counsel to the Company, all applicable Federal and state laws and regulations have been complied with; (c) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice or notice of issuance; (d) if it might cause the Company to issue or sell more shares of Common Stock than the Company is then legally entitled to issue or sell; and (e) until all other legal matters in connection with the issuance and delivery of such shares have been approved by counsel to the Company. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of an Award, such representations or agreements as counsel to the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer. If an Award is exercised by the Participant’s legal representative, the Company shall be under no obligation to deliver Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8    Tax Withholding

8.1        The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state and local withholding tax requirements (the “Withholding Requirements”). In the case of an Award pursuant to which Common Stock may be delivered, the Board shall have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the Withholding Requirements, or make other arrangements satisfactory to the Board with regard to such requirements, prior to the delivery of any Common Stock. If and to the extent that such withholding is required, the Board may permit a Participant to elect at such time and in such manner as the Board may determine to have the Company hold back from the shares of Common Stock to be delivered, or to deliver to the Company, Common Stock having a value calculated to satisfy the withholding requirement. If at the time an ISO is exercised, the Board determines that the Company could be liable for Withholding Requirements with respect to a disposition of the Common Stock received upon exercise, the Board may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Common Stock received upon exercise; and (b) to give such security as the Board deems adequate to meet the potential liability of the Company for the Withholding Requirements and to augment such security form time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.

8.2        By accepting an Award, the Participant acknowledges that he has reviewed with his own tax advisor(s) the Federal, state, and local tax consequences of the acquisition of Common Stock. Participant further acknowledges that he is relying solely on such advisor(s) and not on any statements or representations of the Company or any of its agents. Participant understands and agrees that he, and not the Company, shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. Participant understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price for the Common Stock and the Fair Market Value of the Common Stock as of the date any forfeiture restrictions on the Common Stock terminate or lapse. Participant understands that he may elect to be taxed at the time the Common Stock is issued, rather than when and as the forfeiture restrictions terminate or lapse (if ever), by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty days from the date the Common Stock was issued. PARTICIPANT ACKNOWLEDGES THAT IT IS HIS SOLE RESPONSIBILITY (AND NOT THE COMPANY’S) TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THAT FILING ON HIS BEHALF.

9.	Stockholder Approval, Effective Date and Term of Plan

The Plan was adopted by the Board on August 28, 2008 (“Effective Date”), and approved by a majority of the Company’s stockholders on September 2, 2008. No Award shall be granted more than ten years after the Effective Date.

10.	Effect, Amendment, Suspension and Termination

Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Common Stock as a bonus or otherwise, or adopt other plans or arrangements under which Common Stock may be issued to Employees or other persons or entities. The Board reserves the right, at any time and from time to time, to amend the Plan in any way, or to suspend or terminate the Plan, effective as of the date specified by the Board when it takes such action; provided that any such action shall not affect any Awards granted before the actual date on which such action is taken by the Board; and further provided that the approval of the Company’s stockholders shall be required whenever necessary for the Plan to continue to satisfy the conditions of Section 422 of the Code with respect to the award of ISOs (unless the Board determines that ISOs shall no longer be granted under the Plan), any bylaw, rule or regulation of the primary market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or any other applicable law, rule or regulation.

11.	Other Provisions

11.1      This Plan or any Award is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other individual and nothing contained in the Plan or any Award shall confer upon any Employee or other Participant the right to continue in the employ of, or to continue to provide service to, the Company or any affiliated corporation, or interfere in any way with the right of the Company or any affiliated corporation to terminate the employment or service of any Employee or other Participant for any reason.

11.2      Corporate action constituting an offer by the Company of Common Stock to any Participant under the terms of an Award shall be deemed completed as of the date of grant of the Award, regardless of when the instrument, certificate, or letter evidencing the Award is actually received or accepted by the Participant.

11.3      Except as otherwise specifically provided by an Award (other than an ISO), neither any Award nor a Participant’s rights under any Award or under the Plan may be assigned or transferred in any manner other than by will or under the laws of descent and distribution. An Award may be exercised only by the Participant to whom such Award was granted (or by such Participant’s heirs, estate, beneficiary or personal or legal representative under Section 6.1). The foregoing shall not, however, restrict a Participant’s rights with respect to unrestricted stock or the outright transfer of cash, nor shall it restrict the ability of a Participant’s heirs, estate, beneficiaries, or personal or legal representatives to enforce the terms of the Plan with respect to Awards granted to the Participant.

11.4      The Plan, and all Awards granted hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware. The headings of the Sections of the Plan are for convenience of reference only and shall not affect the interpretation of the Plan. All pronouns and similar references in the Plan shall be construed to be of such number and gender as the context requires or permits. If any provision of the Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of the Plan shall be unaffected.

11.5      All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight delivery service, expenses prepaid. Notices to the Company or the Board shall be delivered or sent to the Company’s headquarters to the attention of its Chief Executive Officer. Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or the Company’s transfer agent.

11.6      If there is any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, exchange of securities, recapitalization or other event which the Board deems, in its sole discretion, to constitute a similar type event, the Board may make such adjustments to the number and/or kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to such Awards and any other provision of such Awards affected by such change, as the Board may determine in its sole discretion consistent with any applicable provisions of the Code or any regulations promulgated thereunder. The Board may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, as the Board may determine in its sole discretion.

11.7      Notwithstanding the provisions of Section 6.3, in the event of a sale of 50% or more of the Common Stock of the Company to any third party, in one or a series of transactions (any such sale being referred to as a “Go-Along Sale”), then the Board, in its sole discretion, may require the holder of any Common Stock acquired hereunder to sell all of such Common Stock at the same time as the completion of the sale for the same consideration as received by the other selling shareholders. The Company shall provide the stockholder with a written notice (a “Go-Along Notice”) at least ten days prior to the proposed closing of the Go-Along Sale. Such Go-Along Notice shall set forth: (a) the name and address of the proposed purchaser in the Go-Along Sale and the proposed closing date for such Go-Along Sale; (b) whether the Company has determined to exercise its right to require the stockholder to sell his Common Stock pursuant to this Section; and (c) the proposed amount and form of consideration to be paid for the Common Stock and the terms and conditions of payment. At the closing of a Go-Along Sale, the stockholder shall cause the stock certificates evidencing all of the stockholder’s Common Stock (with stock powers duly executed) to be delivered to the purchaser free and clear of all liens, charges, encumbrances and rights of third parties of any kind and shall take all actions necessary to vest in the purchaser at such closing good and marketable title to all of the stockholder’s Common Stock, free and clear of all liens, charges, encumbrances and rights of third parties. In addition, the stockholder shall deliver to the purchaser at each such closing any opinions of counsel and certificates that the purchaser may reasonably request. The closing of any sale pursuant to this Section shall take place on such date and at such time as the Company specifies to the stockholder by not less than three days’ prior notice.

11.8      The Board may agree at any time, upon request of a Participant, to defer the date on which any payment under an Award shall be made.

11.9      In any case that a Participant purchases Common Stock under an Award for a price equal to the par value of the Common Stock, the Board may determine, in its sole discretion, that such price has been satisfied by past services rendered by the Participant.

11.10    Determinations by the Board under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements or certificates evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan. All determinations, interpretations, decisions or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final, conclusive and binding for all purposes and upon all persons, including without limitation the Company, its stockholders, directors, Employees, Participants, and Participants’ estates and beneficiaries.

11.11    For the purposes of the Plan and any Award granted hereunder, unless otherwise determined by the Board, the term “Fair Market Value” of Common Stock on or as of a specified date shall mean the market value as reasonably determined from time to time by the Board administering the Plan in good faith in accordance with Section 409A of the Code. Determinations of Fair Market Value will be final and binding on both the Company and the Participant.

11.12    Notwithstanding any terms of the Plan to the contrary, the Plan may be amended or modified by the Board at any time following the effective date of the Plan to the extent necessary to prevent application of or noncompliance with Section 409A of the Code.

AMENDMENT NO. 1

TO

DIVERSIFIED PRIVATE EQUITY CORP.

2008 EQUITY INCENTIVE PLAN

In accordance with Section 10 of the Diversified Private Equity Corp. 2008 Equity Incentive Plan (the “Plan”), and pursuant to the Joint Action Taken by the Board of Directors and Shareholders Without a Meeting, dated January 18th, 2011, the Plan is hereby amended as follows:

(1) In view of the fact that as a result of the 14:59 to 1 reverse stock split of the Corporation’s Common Stock, effective September 30, 2010, the previously authorized 12,000,000 shares of the Corporation’s Common Stock reserved for grants of Awards under the Plan was reduced to 822,481 “post-reverse stock split” shares, and (2) to meet the present needs of the Corporation, the aggregate number of post-reverse stock split shares of Common Stock for which Awards may be granted under the Plan is hereby increased from 833,481 to 5,000,000, so that the first sentence of Section 2.1 of the Plan shall be deleted and replaced with the following: “The aggregate number of shares of Common Stock for which Awards may be granted under the Plan will be 5,000,000 shares, such shares reflecting the Corporation’s September 30, 2010 reverse stock split.

ACKNOWLEDGED:

/s/ Scott L. Mathis
Scott L. Mathis
Chief Executive Officer and Secretary

AMENDMENT NO. 2

TO

DIVERSIFIED PRIVATE EQUITY CORP.

2008 EQUITY INCENTIVE PLAN

In accordance with Section 10 of the Diversified Private Equity Corp. 2008 Equity Incentive Plan (the “Plan”), and pursuant to the Joint Action Taken by the Board of Directors and Shareholders Without a Meeting, dated September 14, 2012, the following has been approved:

WHEREAS, the number of shares of common stock issued by Diversified Private Equity Corp. (hereinafter “DPEC Common Stock”) reserved for grants of Awards under the Plan was increased in January 2011 to 5,000,000 following a prior reduction in the number of such reserved shares resulting from the reverse stock split in September 2010 of shares of DPEC Common Stock; and

WHEREAS, to give the Board and management of the Corporation sufficient flexibility to be able to grant future awards of shares under the Plan, it is necessary to increase from 5,000,000 to 9,000,000 the number of post-reverse stock split shares available for awards made under the Plan;

NOW, THEREFORE, THE PLAN IS HEREBY AMENDED AS FOLLOWS:

The number of shares of Common Stock for which Awards may be granted under the Plan is hereby increased from 5,000,000 to 9,000,000, so that the first sentence of Section 2.1 of the Plan shall be deleted and replaced with the following:

“The aggregate number of shares of Common Stock for which Awards may be granted under the Plan will be 9,000,000 shares (such shares reflecting the Corporation’s September 30, 2010 reverse stock split).”

ACKNOWLEDGED:

/s/ Scott L. Mathis
Scott L. Mathis
Chief Executive Officer and Secretary